Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Enhanced Municipal Credit Opportunities Fund f/k/a Nuveen Dividend Advantage Municipal Fund 3

811-10345


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix C and Appendix D, respectively, under
Conformed Submission Type Form 497 on October
22, 2015, Accession No. 0001193125-15-350920.